Exhibit 99.
                                  SUMMARY SHEET

                           UNITED HERITAGE CORPORATION
                   P. O. Box 1956, Cleburne, Texas 76033-1956
          o Tel: (817) 477-5324 or (817) 641-3681 o Fax: (817) 641-3683
                             o e-mail: uhcp@aol.com

                    THIS SUMMARY SHEET IS DATED JULY 15, 2003

o    Listing: NASDAQ (Symbol UHCP)            Boston Stock Exchange (Symbol UHC)

o    Number of Shareholders: 5,000+/-

o    Number of Shares Issued and Outstanding:                        10,662,376

          o    Number of Shares Held by Officers & Directors:   8,192,050

          o    Number of Shares in the Public Float:            2,470,326

          o    Number of Shares in the Depository Trust Company:1,867,179

o United Heritage Corporation is, and always has been, current in all SEC and NASDAQ filings.

o    Shareholders' equity was $25,803,726 at March 31, 2003. ($2.46 PER SHARE.)

     Note: The shareholders' equity of $25,803,726 ($2.46 per share) is "at cost" and does NOT take into consideration the value of "oil-in-place reserves", "gas remaining in place", or "proven reserves". These reserve estimates are discussed below.

o    30,500 LEASEHOLD ACRES

     United Heritage Corporation's oil and gas activity, through it's subsidiaries, involves 10,500 leasehold acres in the Val Verde Basin of south Texas and approximately 20,000 acres in the Permian Basin in southeastern New Mexico . . . 30,500 total leasehold acres.

o    275 MILLION BARRELS OF OIL IN PLACE (ESTIMATED)

     Oil in place on the above leases is estimated to be in excess of 275 million barrels. (168,770,026 bbl. - Texas. 107,134,252 bbl. - New Mexico.)

o    22,663,000 MCF GAS REMAINING IN PLACE (ESTIMATED)

     A reserve study of "remaining in place" gas on the Cato San Andres Unit, the Tom Tom Field, and the Tomahawk Field in New Mexico has estimated the reserves at 22,663,000 MCF gas. The fields are currently producing approximately 350,000 CF/day from a "limited" number of wells.

     As yet, no gas reserves have been established for the Texas property. However, the existence of the Vinegarone, Wildflower, and East Vinegarone fields to the west/northwest of the Texas property and the Snakebite and Hopkins fields to the east/southeast of the property, together with the review of existing seismic data has led geologists/geophysicists to believe that the potential for gas at 8,500' to 10,200' exists.

o    PROVEN RESERVES

     TEXAS:
     On May 25, 2003, United Heritage Corporation received an engineering study of its south Texas oil field which showed PROVED RESERVES OF 26,925,000 NET BARRELS. (This study was accepted by Weaver and Tidwell, L.L.P., Certified Public Accountants and Consultants, auditors for United Heritage Corporation. Note 14 to the financials of the 10-K for the period ended March 31, 2003, estimates a value of these proven reserves net of future production costs, future development costs, future income tax expense, and less 10% annual discount for estimated timing of cash flows of $95,203,000.) If the appropriate amount of the value of the proven reserves is added to shareholders' equity, at cost, shareholders' unaudited equity is $121,006,726 ($11.56 PER SHARE).

     NEW MEXICO:
     UHC New Mexico Corporation has reviewed an engineering report prepared by Robin B. LeBleu, petroleum engineer, for a previous operator of the Cato San Andres Unit, Kelt Energy, Inc. This report was prepared on the results of a pilot water flood in the northeast portion of the Cato San Andres Unit, and was conducted in an effort to provide estimates of the amount of recoverable oil within the unit utilizing the secondary recovery method of water flooding. Mr. LeBleu had estimated the total remaining recoverable oil from current production methods (primary) and water flooding (secondary) to be 22,101,000 net barrels. Nothing substantial has occurred in the field since this report; therefore, it is considered relevant. However, UHC New Mexico Corporation is seeking a current report estimating "proved reserves". This current report, when received, will be presented to United Heritage Corporation's auditors for their acceptance and approval. At this time no value has been assigned by UHC New Mexico Corporation to "proven reserves".

o    NATIONAL HERITAGE SALES CORPORATION

     A wholly owned subsidiary of United Heritage Corporation, sells the Heritage Lifestyle Products(TM) line of prepackaged, fully seasoned meats (Heritage Lifestyle Lite Beef(R), Heritage Lifestyle Choice Beef(TM),
     Heritage Lifestyle Chicken(TM) and Heritage Lifestyle Pork(TM)) and the Heritage Lifestyle Lite Beef(R) line of fresh meat products. These products were sold to national and regional grocery chains. The activities of this subsidiary are not compatible with the oil & gas activities of United Heritage Corporation and its other subsidiaries. Accordingly, in the 10-Q filed with the SEC for the period ending September 30, 2001, UHC stated "On August 6, 2001 the Company issued a press release and filed an 8-K with the SEC that stated that the Company is seeking "strategic transactions". One such transaction is the possibility of the spin-off of National Heritage Sales, the subsidiary that purveys Heritage Lifestyle Products(TM), to the existing shareholders, or, in the alternative, the sale of all or part of National."

o For additional information see our SEC filings or contact Investor Relations at the Company.


          This summary may include forward-looking statements based on current expectations that involve a number of uncertainties. Details on the factors that could affect United Heritage Corporation's financial results are included in United Heritage Corporation's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K and on its Quarterly Reports on Form 10-Q.